SERVICES AGREEMENT

by and between

ENTREPRENEURSHARES SERIES TRUST™

and

ATLANTIC FUND ADMINISTRATION, LLC
(d/b/a APEX FUND SERVICES)

dated as of September 1, 2025

Execution Draft

SERVICES AGREEMENT

EntrepreneurShares Series Trust™

SERVICES AGREEMENT (this “Agreement”) made this 1st day of September, 2025 (the “Effective Date”), by and between Atlantic Fund Administration, LLC, d/b/a Apex Fund Services (“Atlantic”), a limited liability company organized under the laws of the State of Delaware with its principal place of business at 190 Middle Street, Portland, Maine 04101, and EntrepreneurShares Series Trust™ (the “Trust”), a Delaware statutory trust, with a principal place of business at 175 Federal Street, Suite 875, Boston, Massachusetts 02210.

WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust desires that Atlantic provide to certain series of the Trust listed on Schedule A hereto, as may be amended from time to time (each, a “Fund” and together the “Funds”), the services as described in this Agreement and set forth in Appendix A and Atlantic is willing to provide such services on the terms and conditions set forth in this Agreement.

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, intending to be legally bound, the Trust and Atlantic agree as follows:

SECTION 1. APPOINTMENT; DELIVERY OF DOCUMENTS

(a)  The Trust, on behalf of the Funds, hereby appoints Atlantic, subject to the supervision and approval of the Trust’s Board of Trustees (the “Board”), to provide the services set forth in Appendix A hereto (the “Services”) with respect to the Funds. Atlantic accepts this appointment and agrees to render the Services for the period and on the terms set forth herein. It is understood that Atlantic may delegate any of the Services required of it under this Agreement to a third party or an affiliate of Atlantic or may enter into a contract with a third party or an affiliate of Atlantic to perform some or all of the Services required of it pursuant to Section 6(f) of this Agreement. Pursuant and subject to the provisions of this Agreement, including Section 6(f) hereof, Atlantic shall be fully responsible to the Trust for the acts and omissions of any such subcontractor as Atlantic is for its own acts and omissions under this Agreement.

(b)  In connection therewith, the Trust has delivered to Atlantic or Atlantic has received copies of (i) the Trust’s registration statement filed with the United States Securities and Exchange Commission (“SEC”) on Form N-1A and any amendments thereto, (ii) the Trust’s Certificate of Formation, Agreement and Declaration of Trust, By-Laws (collectively, “Organizational Documents”), as applicable (iii) the Trust’s Compliance Manual, and (iv) any other documents, materials or information that Atlantic has reasonably requested to enable it to perform its duties pursuant to this Agreement. The Trust will further, from time to time, furnish Atlantic with all amendments of or supplements to the foregoing. The Trust shall endeavor to cause all service providers to the Trust to furnish information to Atlantic and to assist Atlantic as may be required and shall endeavor to ensure that Atlantic has reasonable access to all records and documents maintained by or on behalf of the Trust or any service provider to the Trust, to the extent reasonably required for Atlantic to perform its duties pursuant to this Agreement.

SECTION 2. DUTIES OF ATLANTIC AND THE TRUST

(a)  Subject to the direction and control of the Board and as described in this Agreement, Atlantic shall manage, coordinate and report to the Board regarding the (i) Services and (ii) such other matters related to the Services provided to the Funds by Atlantic or an affiliate of Atlantic as may be specifically set forth in this Agreement.

(b)  Subject to the terms and conditions of this Agreement, Atlantic shall provide the Services to the Funds. Atlantic shall provide such other services and assistance relating to the affairs of the Funds or an investment adviser to the Funds (the “Adviser”) as the Trust may, from time to time, reasonably request pursuant to mutually acceptable terms.

(c)  Atlantic shall reasonably cooperate with the Trust to accommodate non- material changes and adjustments to any Service; the Trust recognizes that isolated requests for changes or adjustments, when combined with other such requests, may in the aggregate have a material effect. If (i) the Trust requests (A) the addition of a new service, or (B) any material change or adjustment to any Service, or (ii) in the event that the Trust materially amends its policies and procedures or 38a-1 Compliance Program or there is a material change in relevant law related to or affecting any Service (collectively, a “Service Change”), the parties shall cooperate with one another to implement such addition, change or adjustment in a manner that minimizes any material adverse effect on the Trust. The parties shall mutually determine the date on which such Service Change shall take place and develop a written plan to implement such Service Change (a “Service Change Plan”), as well as any implementation or additional fees and expenses that may be required to effect such Service Change. Each Service Change Plan will include applicable obligations for each party and will specify actions to be taken by parties to Third Party Contracts, and an effective date for the completion of the Service Change Plan. Notwithstanding the foregoing, Atlantic shall have no obligation to effect any Service Change unless and until it has agreed to do so in writing. Any Service Change made by the parties shall become part of the Services for all purposes under this Agreement thereafter. For purposes of this Agreement, the foregoing shall be the “Change Control Process.”

(d)  In addition to the limitation of liability set forth in Section 3 of this Agreement, Atlantic shall not be liable to the Trust, Funds, or any other individual or entity (“Person”) for any failure to provide any Service in the following circumstances, but only for so long as such circumstances continue (and for a reasonable period thereafter taking into account the impact that such an occurrence has on Atlantic’s ability to comply with its obligations under this Agreement):

(i)	if any relevant condition precedent upon which performance of the relevant Service depends (“Dependencies”) are not met and the failure to meet any such Dependencies (as defined in Appendix B) was not a result of delay, or failure to provide information or take action, by Atlantic or its subcontractors required to be provided or taken under this Agreement;

(ii)	if the failure to perform the Services is at the request or with the consent of the Trust, on behalf of a Fund;

(iii)	if the failure to perform the Services results from incorrect or corrupted information provided by (A) any Person that is not an affiliate of Atlantic that provides services to the Trust including any Adviser for the Trust, underwriter for the Trust, independent accountants, brokers, or other intermediaries through which the Trust’s securities may be sold or distributed and any other current or predecessor service providers to the Trust or (B) valuation or market information providers, pricing services, couriers, software houses, custodians clearing systems or depositories, provided, that (1) if any such Person described in clause (B) above is chosen by Atlantic, then the selection of such Person must have been reasonable under the circumstances (and the selection of such a Person shall be deemed reasonable if, after notice explicitly identifying such selection and providing an opportunity to object to such selection the Board does not object to such selection); and (2) in any event, Persons shall be deemed reasonable if they are selected or retained at the direction of the Trust or Adviser (“Non-Discretionary Subcontractors”) or with the consent of the Trust; and/or

(iv)	if any statutes, rules and regulations of any court, government department, central bank, commission, board, bureau, agency, securities or futures industry association or other regulatory, self-regulatory, administrative, judicial, executive, legislative or governmental entity in any country or jurisdiction and applicable judicial or regulatory interpretations thereof (“Law”) to which Atlantic is subject prevents or limits the performance of the duties and obligations of Atlantic, and, if such Law affects Atlantic, Atlantic has notified the Trust or an authorized person of the Trust.

Notwithstanding the foregoing, Atlantic shall nevertheless use reasonable efforts to provide the Services while any of the circumstances specified in this Section 2(d) subsist, provided that Atlantic shall not be required to incur any additional costs in doing so (other than costs that it would have had to incur in the ordinary course of providing the Services, assuming such circumstances had not so occurred). If, despite the foregoing, Atlantic incurs any such additional costs in endeavoring to supply the Services, Atlantic shall promptly notify the Trust and the Trust shall reimburse those costs to Atlantic to the extent that they have been reasonably incurred (and Atlantic used reasonable efforts to mitigate such costs) or they have been agreed in advance between the parties.

(e)  Nothing contained herein shall be construed to require Atlantic to perform any service that could cause Atlantic to be deemed an investment adviser for purposes of the 1940 Act or the Investment Advisers Act of 1940, as amended, or that could cause the Trust to act in contravention of its registration statement, Organizational Documents or any Law. The Trust, on behalf of the Funds, acknowledges and agrees that (i) the summaries of the Services set out in Appendix A are intended to define the scope of the services to be provided; and (ii) the procedures, features, functionalities, systems and/or facilities that support the provision of the Services by Atlantic or any affiliated subcontractor shall be a matter for the sole discretion of Atlantic. Except as otherwise specified in Appendix A with respect to the Services, the Trust assumes all responsibility for ensuring that the Trust complies in all material respects with all applicable requirements of Law.

(f)  Atlantic will be responsible for preserving the confidentiality of information concerning the holdings, transactions, and business activities of the Trust in conformity with the requirements of the 1940 Act, other applicable Law, and any policies that are approved by the Board. Atlantic shall maintain policies and procedures relating to the Services it provides to the Trust that are reasonably designed to prevent violations of the federal securities laws and shall employ personnel to administer the policies and procedures who have the requisite level of skill and competence required to effectively discharge its responsibilities. Atlantic will provide the Trust, at least annually, an opportunity to (i) review the policies and procedures relating to the Services and (ii) discuss the policies and procedures with personnel at Atlantic and who have the requisite level of skill and competence required to effectively discharge Atlantic’s responsibilities.

(g)  Atlantic shall promptly, after obtaining knowledge thereof, use its commercially reasonable efforts to correct any errors that have been made in connection with its Services rendered hereunder, including errors of judgment or mistakes of Law, in accordance with the Trust’s applicable policies and procedures.

(h)  Atlantic shall promptly, but in no event longer than five (5) business days, notify the Trust’s chief compliance officer (“CCO”) of any material violation of Law known to Atlantic by the Trust, and at such times as determined appropriate by Atlantic, but in no event longer than ten (10) business days, notify the CCO of any other violation of Law by Atlantic or a service provider to the Trust affecting the Trust of which Atlantic becomes aware while providing the Services.

(i)  If Atlantic is in doubt as to any action it should or should not take, Atlantic may request directions, advice or instructions from the Trust or, as applicable, the Adviser, custodian or other service providers of the Trust. If Atlantic is in doubt as to any question of Law pertaining to any action it should or should not take, Atlantic may request advice from counsel to the Trust, Adviser or Atlantic, at the option of Atlantic. In the event of a conflict between directions, advice or instructions Atlantic receives from the Trust or any service provider and the advice Atlantic receives from counsel, the Trust, in consultation with Atlantic, shall determine the directions, advice or instructions to follow. Upon request, Atlantic will provide the Trust with a copy of the advice of counsel received that is not the subject of attorney client or work product privilege. Nothing in this Section 2(i) shall excuse Atlantic when an action or omission on the part of Atlantic constitutes willful misfeasance, bad faith, or gross negligence by Atlantic of any duties, obligations or responsibilities set forth in this Agreement.

(j)  Regardless of any delegation under the Services, the Trust shall maintain full responsibility for ensuring that its anti-money laundering program is, and continues to be, reasonably designed to ensure compliance with applicable Laws.

(k)  The Trust shall be responsible for identifying to Atlantic in writing those transactions and assets to be treated as exempt from reporting for a specific state or political subdivision of the United States.

(l)  In order for Atlantic to perform the Services required by this Agreement, the Trust shall take reasonable steps to encourage all service providers to the Trust to furnish any and all information to Atlantic as reasonably requested by Atlantic, and assist Atlantic as may be required.

SECTION 3. STANDARD OF CARE; INDEMNIFICATION; LIMITS ON LIABILITY

(a)  Atlantic shall be under no duty to take any action except as specifically set forth in this Agreement or as may be specifically agreed to by Atlantic in writing. Atlantic shall use commercially reasonable judgment and efforts in rendering the Services; provided, however, that notwithstanding the foregoing or any other provision of this Agreement to the contrary, Atlantic shall not be liable to the Trust, Funds, any shareholders of the Trust/Funds, or any other Person for any action or inaction of Atlantic relating to any event whatsoever in the absence of bad faith, willful misfeasance or gross negligence in the performance of Atlantic’s duties or obligations under this Agreement (the “Standard of Care”). Notwithstanding anything to the contrary in this Agreement, the maximum amount of liability of Atlantic to the Trust for any losses or damages in contract, tort or otherwise arising out of the subject matter of this Agreement shall be limited to those actual and direct damages that are reasonably incurred by the Trust and shall not exceed the greater of $250,000 or the fees paid by the Trust to Atlantic with respect to the Trust during the eighteen (18) months immediately preceding the date of the event giving rise to the claim. In no event shall Atlantic be liable for trading losses, lost revenues, special, incidental, punitive, indirect, consequential or exemplary damages or lost profits, whether or not such damages were foreseeable or Atlantic was advised of the possibility thereof. Atlantic shall not be liable for any corrupt, faulty or inaccurate data provided to Atlantic by any third-parties for use in delivering Atlantic’s Services to the Trust or a Fund, and Atlantic shall have no duty to independently verify and confirm the accuracy of third-party data. The parties acknowledge that the other parts of this Agreement are premised upon the limitation stated in this section.

(b)  The Trust agrees to indemnify and hold harmless Atlantic, its employees, agents, subcontractors, directors, officers and managers and any Person who controls Atlantic within the meaning of Section 15 of the Securities Act of 1933, as amended (“Securities Act”), or Section 20 of the Securities Exchange Act of 1934, as amended, (“Atlantic Indemnitees”) against and from any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable outside counsel fees and other expenses (i) arising out of Atlantic’s actions taken or material failures to act with respect to the Trust or (ii) incident to the delivery of the Services, except those actions or failures to act for which the Atlantic Indemnitee would otherwise be liable under Section 3(a).

(c)  Atlantic agrees to indemnify and hold harmless the Trust and its respective employees, agents, directors and officers against and from any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable outside counsel fees and other expenses (i) arising out of Atlantic’s actions taken or material failures to act with respect to the Trust or (ii) incident to the delivery of the Services, in either clause (i) or clause (ii), solely for which Atlantic would be liable under Section 3(a).

(d)  An Atlantic Indemnitee shall not be liable to the Trust or any of the Trust’s shareholders for any action taken or failure to act in good faith reliance upon:

(i)	the advice of the Trust or of counsel, who may be counsel to the Trust or counsel to Atlantic, and upon statements of accountants, brokers and other Persons reasonably believed in good faith by Atlantic to be expert in the matters upon which they are consulted;

(ii)	any written instruction or certified copy of any resolution of the Board, and Atlantic may rely upon the genuineness of any such document or copy thereof reasonably believed in good faith by Atlantic to have been validly executed;

(iii)	any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document reasonably believed in good faith by Atlantic to be genuine and to have been signed or presented by a person that Atlantic reasonably believes to have appropriate authority on behalf of the Trust or other proper party or parties;

(iv)	any share certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers of the Trust, and the proper countersignature of any former transfer agent or former registrar or of a co-transfer agent or co-registrar of the Trust; or

(v)	any electronic instructions from the Trust in conformity with security procedures established by Atlantic from time to time in order to (A) effect the transfer or movement of cash or Shares or (B) transmit security holder information or other information.

(e)  It is understood that in determining security valuations, Atlantic may rely upon one or more pricing services, as directed by the Trust or the Adviser, in its capacity as the Fund valuation designee, to determine valuations of portfolio securities for purposes of calculating net asset value per Share (“NAV”) of a Fund’s outstanding Shares. Atlantic shall compute the NAV and shall value the assets and liabilities held by the Fund at such times and dates and in the manner specified in the then currently effective prospectus of the Fund in accordance with the valuation procedures actually provided to Atlantic, except that notwithstanding any language in the prospectus, in no event shall Atlantic be required to determine, or have any obligations with respect to, whether a market price represents any fair or true value, nor to adjust any price to reflect any events or announcements, including those with respect to the Fund itself, it being agreed that all such determinations and considerations shall be solely the responsibility of the Adviser, in its capacity as the Fund valuation designee. The Adviser, on behalf of the Fund, in consultation with Atlantic, shall identify to Atlantic any pricing service(s) and methodologies to be utilized on behalf of the Fund. Subject to the foregoing, Atlantic shall price the securities and other holdings of the Fund for which market quotations or prices are available by the use of such services and methodologies. For those securities where prices are not provided by the pricing service(s) identified by the Adviser, the Adviser shall determine or obtain the valuation of the securities in accordance with the Adviser’s fair valuation procedures, as approved by the Board, and shall deliver to Atlantic the resulting prices for use in its calculation of NAV. With respect to any underlying funds in which a Fund invests, Atlantic shall price such investments based on the valuations provided to it by those funds or their agents (i.e., fund administrators) in accordance with the Adviser’s valuation procedures and may rely on the prices provided without investigation or verification. The Adviser, under the supervision of the Board, shall have sole responsibility for determining the method of fair valuation of securities and the method of computing NAV. Notwithstanding anything to the contrary in this Agreement, Atlantic shall not be liable to the Trust, a Fund, or any shareholder of a Fund for any net loss to the Fund, after amounts debited or credited to shareholders in accordance with the Trust’s policies, if a NAV difference (as defined below, a “NAV Difference”) for which Atlantic would otherwise be liable under this Agreement is not more than $0.01.

(f)  For purposes of this Agreement, (i) a NAV Difference shall mean the difference between the NAV at which a shareholder purchase or redemption should have been affected (“Recalculated NAV”) and the NAV at which the purchase or redemption was effected, expressed as a positive number, (ii) any NAV Difference and any Atlantic liability therefrom are to be calculated each time the Fund’s (or Class’s) NAV is calculated, (iii) in calculating any NAV Difference attributable to a single NAV error, losses and gains of the Fund or Class shall be netted and (iv) in calculating any NAV Difference attributable to a single NAV error that continues for a period covering more than one NAV determination, losses and gains of the Fund or Class for the period shall be netted.

(g)  In order that the indemnification provisions contained in this Section 3 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim; provided, however, that the failure to so notify the indemnifying party will not relieve the indemnifying party from liability under this Section 3 unless and to the extent it has been actually and materially prejudiced by such failure. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim or to defend against said claim in its own name or in the name of the other party. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party’s prior written consent.

(h)  Notwithstanding any other provision of this Agreement to the contrary, neither party to this Agreement shall be liable to the other party or any Atlantic Indemnitee or other indemnitee for any indirect, special or consequential damages in relation to the subject matter of this Agreement or under any provision of this Agreement, even if advised of the possibility of the same.

(i)  Atlantic shall not be liable for any taxes, assessments or governmental charges that may be levied or assessed on any basis whatsoever in connection with the Trust, Fund, or any Shareholder or any purchase of Shares, excluding taxes assessed against Atlantic for compensation received by it under this Agreement, unless the taxes, assessments or governmental charges are the result of acts or failures to act for which Atlantic would be liable under this Section 3.

SECTION 4. LIMITATION OF SHAREHOLDER AND DIRECTOR LIABILITY

Atlantic acknowledges and agrees that the Board and the shareholders of the Trust shall not be liable under this Agreement for any obligations of the Trust. Atlantic agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Trust in settlement of such rights or claims, as provided in section 3(a) of this Agreement.

SECTION 5. COMPENSATION AND EXPENSES

(a)  In consideration of the Services provided by Atlantic pursuant to this Agreement, the Trust, on behalf of each Fund, shall pay Atlantic the fees listed in Appendix B hereto, as may be amended in writing from time to time by the parties hereto (the “Fee Schedule”). Such fees shall be accrued by the applicable Fund daily and shall be payable monthly in arrears on the second business day of each calendar month for Services performed under this Agreement during the prior calendar month. Reimbursement shall be payable monthly in arrears on the second business day of each calendar month for Services performed under this Agreement during the prior calendar month.

The billing process and payment of fees will start, in respect of where the provision of Services has commenced, once this Agreement is effective. In the event that the Trust's bank account is not ready or does not have sufficient funds, the Adviser will be responsible for the settlement of fee(s). If the fees begin to accrue in the middle of a month or if this Agreement terminates before the end of any month, all fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs. Upon the termination of this Agreement, the Trust, on behalf of the Fund, shall pay to Atlantic such compensation as shall be payable prior to the effective date of termination.

Notwithstanding anything in this Agreement to the contrary, Atlantic and its affiliated

Persons may receive compensation or reimbursement from the Trust with respect to (i) the provision of services not covered by this Agreement on behalf of the Trust, the provision of shareholder support or other services not covered by this Agreement, and (iii) service as an officer, director, manager or director of the Trust or any shareholder of the Trust. In connection with the Services provided by Atlantic pursuant to this Agreement, the Trust agrees to reimburse Atlantic for the expenses set forth in the Fee Schedule. In addition, the Trust shall reimburse Atlantic for all expenses attributable to any review, outside of routine and normal periodic reviews or other reviews provided for under this Agreement, of the Trust’s accounts and records by any regulatory body of which the Trust is first notified and that are not attributable to any grossly negligent action or inaction of Atlantic or any custodian that was (as of the relevant time period) an affiliate of Atlantic. For the avoidance of doubt, the parties agree that exams conducted by the SEC as contemplated by Section 3 of Appendix A are routine and normal periodic reviews or other reviews for purposes of this section.

(b)  Atlantic may, with respect to questions of Law relating to its Services hereunder, apply to and obtain the advice and opinion of counsel to the Trust or counsel to Atlantic. The costs of any such advice or opinion of counsel to the Trust shall be borne by the Trust, and Atlantic shall notify the Trust prior to the seeking of any such advice for which the Trust bears the costs and shall cooperate with the Trust to ensure that such costs are reasonable.

SECTION 6. EFFECTIVENESS, DURATION, TERMINATION AND ASSIGNMENT

(a)  This Agreement shall become effective on the Effective Date and shall continue in full force and effect for an initial term of one (1) year from the Effective Date. Thereafter, this Agreement shall automatically renew for successive one-year terms.

(b)  This Agreement shall continue in effect until terminated (i) in its entirety, or (ii) with respect to the Services described in any one or more of the parts of Appendix A, in any one or more of the parts (a “Partial Termination”).

(c)  This Agreement may be terminated in its entirety or there may be a Partial Termination, without the payment of any penalty, for cause at any time by the non-breaching party on at least forty-five (45) days’ written notice thereof to the other party, if the other party has materially breached any of its obligations hereunder including, with respect to Atlantic, the failure by Atlantic to act consistently with the Standard of Care; provided, however, that (i) the termination notice shall describe the breach, and (ii) no such termination shall be effective if, with respect to any breach that is capable of being cured prior to the date set forth in the termination notice, the breaching party has cured such breach to the reasonable satisfaction of the non-breaching party and the non-breaching party agrees to withdraw the termination notice.

(d)  This Agreement may be terminated in its entirety or there may be a Partial Termination, without the payment of any penalty, at any time by the Trust on at least ninety (90) days’ written notice thereof to Atlantic, and upon sixty (60) days’ written notice thereof to Atlantic to the extent the Adviser has been removed as the investment adviser to the Trust.

In the event of a Partial Termination the Parties shall agree to compensation with respect to the non-terminated Services in accordance with the Change Control Process.

(e)  Upon notice of termination by either party of this Agreement, in its entirety or with respect to any Service provided to the Trust, Atlantic shall promptly transfer to any successor service providers the original or copies of all books and records maintained by Atlantic under this Agreement including, in the case of records maintained on computer systems, copies of such records in commercially reasonable, machine-readable form, and shall cooperate with, and provide reasonable assistance to, the successor service provider(s) in the establishment of the books and records necessary to carry out the successor service providers’ responsibilities. Should the Trust or Atlantic exercise its right to terminate this Agreement, the Trust shall reimburse Atlantic for Atlantic’s reasonable costs associated with the copying and movement of records and material to any successor person, for providing assistance to any successor person in the establishment of the accounts and records necessary to carry out the successor’s responsibilities and for any out-of-pocket fees or expenses incurred by Atlantic in respect of the cancellation or termination of third party services provided in support of the services rendered by Atlantic pursuant to this Agreement (“termination costs”); provided, however, that, notwithstanding anything herein to the contrary, the Trust shall have no obligation to reimburse Atlantic for its termination costs if the Trust terminates this Agreement pursuant to clause (c)(ii) above or if Atlantic terminates this Agreement pursuant to clause (c)(i) above (other than termination by Atlantic following a Partial Termination by the Trust as to which the Trust has reimbursement obligations).

(f)  The provisions of Sections 3, 4, 5, 6, 7, 8, 9, and 10 shall survive any termination of this Agreement.

(i)  Except as otherwise provided in this Agreement, neither this Agreement nor any rights or obligations under this Agreement may be assigned by any party without the written consent of the other party. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns. Subject to prior notice to the Trust, Atlantic may, without further consent on the part of the Trust, (i) assign this agreement to any affiliate of Atlantic or (ii) subcontract for the performance hereof with any entity, including an affiliate of Atlantic; provided however, that Atlantic shall be as fully responsible to the Trust for the acts and omissions of any assignee or subcontractor as Atlantic is for its own acts and omissions under this Agreement and that no such assignment or subcontract will increase the compensation payable by the Trust to Atlantic under this Agreement for the Services. Notwithstanding the foregoing, (i) Atlantic shall not be liable for the acts or omissions of (A) any Non-Discretionary Subcontractors or (B) any assignee provided that the Trust has consented to such assignment and (ii) Atlantic may subcontract for the performance hereof with any of its affiliates without prior notice; provided however, that Atlantic shall be as fully responsible to the Trust for the acts and omissions of such affiliate as Atlantic is for its own acts and omissions and that no such subcontract will increase the compensation payable by the Trust to Atlantic under this Agreement for the Services.

SECTION 7. RECORDKEEPING

(a)  Atlantic shall prepare and maintain on behalf of the Trust the books and records detailed in the Appendices and such other records as are agreed from time to time in writing by Atlantic and the Trust (the “Trust Records”). The books and records maintained by Atlantic shall be prepared, maintained and, subject to Section 7(d) below, preserved by Atlantic in such form, for such periods and in such locations as may be required by the Laws applicable to the Trust, including Section 31 of the 1940 Act and Rule 38a-1 under the 1940 Act. The Trust Records in Atlantic’s possession shall be the property of the Trust.

(b)  Subject to Atlantic’s then-current, reasonable confidentiality, security and data protection procedures, the Trust and its authorized representatives and any governmental authority with jurisdiction over the Trust shall have reasonable access to the Trust Records at all times during Atlantic’s normal business hours. Upon the reasonable advance request of the Trust, an authorized person of the Adviser or the CCO, copies of Trust Records shall be provided by Atlantic to the Trust or its authorized representatives, provided that the Trust shall pay Atlantic’s reasonable costs of copying the Trust Records.

(c)  If Atlantic receives a request or demand from a third party, including a governmental authority with jurisdiction over the Trust, to inspect any Trust Records, Atlantic will promptly notify the Trust and seek to secure instructions from the Trust or an authorized representative about such inspection. Atlantic shall abide by such instructions for granting or denying the inspection; provided, that Atlantic may grant the inspection without instructions or in contravention of instructions if Atlantic is advised by counsel to Atlantic or the Trust that failure to do so is likely to result in liability to Atlantic; and provided, further, that in such event, Atlantic shall endeavor promptly to advise the Trust of such contrary advice, to the extent practicable in advance of any inspection.

(d)  Upon termination of this Agreement, Atlantic shall, subject to payment of all undisputed amounts due to Atlantic hereunder and at the expense and direction of the Trust, transfer to the Trust or any successor service provider all Trust Records in the electronic or other medium in which such material is then maintained by Atlantic.

SECTION 8. CONFIDENTIALITY

(a)  The Trust and Atlantic (each a “Receiving Party”) agree to keep confidential all confidential information disclosed by the other party (each a “Disclosing Party”). For the purpose of this Section, confidential information (“Confidential Information”) includes, without limitation, materials in any language that are or relate to:

(i)	financial, investments, commercial, business, technical, operational, administrative, marketing materials, client communication materials or other information or data (including but not limited to all information about existing investments, potential investment opportunities of any kind whatsoever, clients, potential clients, partners, suppliers, financial accounts, trade secrets, know-how, new products, business opportunities and future plans for the development of the business of the Trust), supplied or received (whether in oral, written, magnetic, electronic, digital or any other form) by Atlantic and in any way relating to the Trust or Atlantic;

(ii)	the business of the Trust, Atlantic and its affiliates (including, without limitation, presentations, articles, correspondence, reports, documents, logos, slogans, themes, layouts, presentations, artwork, computer programs, charts or related items, and the names and expertise of employees, and any and all other know-how, ideas, and other technical, business, financial, client and product development plans, forecasts, strategies, techniques and information);

(iii)	computer programs, computer code, modules, scripts, algorithms, features and modes of operation, inventions (whether or not patentable), techniques, processes, schematics, testing procedures, software design and architecture, design and function specifications, analysis and performance information, user documentation, internal documentation, designs, ideas, concepts, metaphors and content for sites on the World Wide Web, the Internet and other computer networks;

(iv)	copies, analyses, compilations, studies and other documents which contain or otherwise reflect or are generated from any such information;

(v)	any other information disclosed which is designated by the Disclosing Party as confidential or which is by its nature clearly confidential.

(b)  Unless required by law, courts, governmental agencies, regulatory authorities or self-regulatory authorities or pursuant to applicable law or with the written authority of the other party, neither of the parties hereto shall during the term of this Agreement or thereafter disclose to any person, firm, corporation or governmental agency whatsoever any Confidential Information of the other party or information which is proprietary in nature, of which it may in the course of its duties and operations hereunder or otherwise become possessed and each party shall use all reasonable endeavors to prevent any such disclosure as aforesaid.

(c)  Atlantic agrees that where the Trust or the Trust’s authorized representative provides it with Confidential Information relating to the Trust, it shall use all reasonable endeavors to keep such information confidential.

(d)  Atlantic shall be entitled to store such Confidential Information in such manner and jurisdiction as it shall, in its absolute discretion, consider appropriate, provided that nothing in this Agreement shall prevent Atlantic from disclosing such Confidential Information (i) to service providers appointed by the Trust, including the Adviser; (ii) to auditors, affiliates or professional advisors (internal or external) of Atlantic; (iii) for the provision of administration services; (iv) where any specific purpose has been identified by the Trust or the Adviser as the purpose for which such information was provided to Atlantic, or (v) where the Trust or Adviser has consented to such disclosure.

(e)  Atlantic is bound by regulatory, legal and other obligations under the law of the jurisdiction in which it operates and any action or inaction on the part of Atlantic as a result of its compliance with regulatory and legal obligations shall not constitute a breach of Atlantic’s duties to the Trust or a breach of any data protection regulations or provisions. Any regulatory or legal disclosures concerning the Trust by Atlantic shall not constitute a breach of Atlantic’s confidentiality duties to the Trust. Notwithstanding the foregoing, in the event that Atlantic becomes legally compelled by a court of competent jurisdiction or by a governmental body to disclose any Confidential Information, Atlantic will make commercially reasonable efforts to give the Trust prompt written notice of such requirement, together with a copy of such demand, to enable the Trust to seek a protective order or other remedy. In the event that the Trust elects not to seek or is unable to obtain a protective order or other remedy, Atlantic will only disclose that portion of the Trust’s Confidential Information which it is advised in writing by its legal counsel is legally required to be disclosed and will make reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information.

(f)  Atlantic acknowledges that within the Confidential Information it will receive non-public information concerning the Adviser and the Trust and agrees to protect such information and, subject to clause (c), shall provide it only (i) to the Trust and the Trust’s affiliates, attorneys, accountants and auditors in furtherance of Atlantic’s business and (ii) as otherwise required by law and regulatory rules.

(g)  Notwithstanding this Section 8, the obligations of each party to safeguard and keep confidential the information of the other party shall not apply to information that; (i) was already in the possession of the receiving party, prior to disclosure by the disclosing party; (ii) that is obtained from a third person; (iii) that is or becomes publicly available through no fault of the receiving party; or (iv) that is independently developed by the receiving party without use of the Confidential Information. The terms of this Section 8 will survive the termination of this Agreement.

SECTION 9. CYBER AND IT TECHNOLOGY SECURITY

(a)  Each party shall maintain appropriate information security policy and procedures and implement measures (“Policies and Procedures”) to monitor and protect any data and information (including any personal data) (“Information”) maintained and provided by or on behalf of the other party (to include in respect of the Trust, the directors and/or the shareholders) from theft, unauthorized disclosure and unauthorized access. For the avoidance of doubt, such Policies and Procedures shall include each party providing appropriate training to their staff and conducting their own security audits as required. Each party shall be responsible for ensuring equivalent Policies and Procedures are in place and implemented by all third-party service providers engaged by them. On reasonable request, each party shall provide evidence of implementation of such Policies and Procedures to the other party.

(b)  In the event of a Cyber Incident (as defined below), each party shall have the right, at its own cost, to review or conduct an independent audit (using a third party) of the IT controls of the other party.

(c)  If a party becomes aware of (i) failure or significant malfunction of any hardware or software used by it or its third party service provider; (ii) loss of Information by it or a third party service provider (a “Cyber Incident”); or (iii) any other unauthorized access or use by a third party or misuse, damage or destruction by any person of Information (the “Other Incident”), and that such Cyber Incident or Other Incident could have resulted in a denial of service or unauthorized access to the Information relating to the other party (to include in respect of the Trust, its shareholders) that would have had a material impact on the other party then it shall take reasonable steps to notify the other party in writing within 48 hours of the Cyber Incident or Other Incident. In relation to any Cyber Incident or Other Incident, the party that became aware of the incident, as per clause (b) above, shall provide such information as may reasonably be requested by the other party including (i) obtaining evidence about how, when and by whom its information system and/or data relating to the other party (to include in respect of the Trust, its shareholders) has been compromised (ii) implementing any mitigation strategies to reduce the impact of the Cyber Incident or Other Incident or the likelihood or impact of any future similar incident; and (iii) preserving and protecting data relating to the other party (to include in respect of the Trust, its shareholders) (including as necessary reverting to any backup or alternative site).

SECTION 10.  REPRESENTATIONS, WARRANTIES

(a)  Representations, Warranties and Agreements of Atlantic. Atlantic represents and warrants to, and agrees with the Trust that:

(i)	It is duly organized and existing as a limited liability company and is in good standing under the laws of the State of Delaware.

(ii)	It is empowered under Law applicable to Atlantic and by its limited liability company agreement to enter into and perform this Agreement.

(iii)	All requisite limited liability company proceedings have been taken to authorize it to enter into this Agreement and perform the Services.

(iv)	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement in accordance with industry standards.

(v)	The execution, delivery and performance of this Agreement by Atlantic does not breach, violate or cause a default under any agreement, contract or instrument to which Atlantic is a party or any judgment, order or decree to which Atlantic is subject; the execution, delivery and performance of this Agreement by Atlantic has been duly authorized and approved by all necessary limited liability company action; and upon the execution and delivery of this Agreement by Atlantic and the Trust, this Agreement will be a valid and binding obligation of Atlantic.

(vi)	Each of it and its subsidiaries rendering services hereunder has adopted and implemented written policies and procedures reasonably designed to prevent violations of the Federal Securities Laws (as defined under the rules related to the 1940 Act) related to the services provided by Atlantic to the Trust. It will review, no less frequently than annually, the adequacy of the policies and procedures and the effectiveness of their implementation and will report to the Trust any material changes made to the policies and procedures since the date of the last report, and any material changes made to the policies and procedures recommended as a result of the annual review. It will provide the Trust with an annual report of each material compliance matter that occurred since the date of the last report.

(vii)	Atlantic has adopted and will maintain a written anti-money laundering program (“Atlantic AML Program”) and identity theft prevention program (“Atlantic Identity Theft Prevention Program”) that include policies and procedures that enable it to perform its responsibilities under this Agreement.

(b)  Representations, Warranties and Agreements of the Trust. The Trust represents and warrants to, and agrees with Atlantic that:

(i)	It is an investment company duly organized, validly existing and in good standing under the laws of the State of Delaware and is registered with the SEC as an open-end investment company under the 1940 Act.

(ii)	It is empowered under applicable laws and by its Organizational Documents to enter into and perform this Agreement.

(iii)	All requisite Trust proceedings, including Board authorization, have been taken to authorize it to enter into and perform this Agreement.

(iv)	The execution, delivery and performance of this Agreement by the Trust does not breach, violate or cause a default under any agreement, contract or instrument to which the Trust is a party or any judgment, order or decree to which the Trust is subject; the execution, delivery and performance of this Agreement by the Trust has been duly authorized and approved by all necessary action; and upon the execution and delivery of this Agreement by Atlantic and the Trust, this Agreement will be a valid and binding obligation of the Trust.

(v)	The Trust has undertaken all filings and other actions necessary to permit the Trust to lawfully offer and sell Shares of the Trust under the Securities Act and the applicable securities laws of each state and territory in which the Trust has or intends to offer and sell Shares.

SECTION 11. FORCE MAJEURE

Atlantic shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply. In addition, to the extent Atlantic’s obligations hereunder are to oversee or monitor the activities of third parties, Atlantic shall not be liable for any failure or delay in the performance of Atlantic’s duties caused, directly or indirectly, by the failure or delay of such third parties in performing their respective duties or cooperating reasonably and in a timely manner with Atlantic.

SECTION 12. ACTIVITIES OF ATLANTIC

Except to the extent necessary to perform its obligations under this Agreement, nothing herein shall be deemed to limit or restrict Atlantic’s right, or the right of any of its officers, directors, managers or employees (whether or not they are a director, officer, employee or other affiliated person of the Trust) to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, trust, firm, individual or association.

SECTION 13.  MISCELLANEOUS

(a)  No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto.

(b)  This Agreement shall be governed by, and the provisions of this Agreement shall be construed and interpreted under and in accordance with, the laws of the State of New York without regard to its principles of conflicts of law except Sections 5-1401 and 5- 1402 of the New York General Obligations Law. Each of the parties hereto hereby irrevocably agrees that any action or proceeding against it seeking any remedy arising out of this Agreement or any of the transactions contemplated hereby shall be brought only in the United States District Court for the Southern District of New York (or, if such court does not have subject matter jurisdiction over such dispute, in the Supreme Court of the State of New York in and for the County of New York, preserving, however, all rights of removal to a federal court under 28 U.S.C, § 1441), and each party waives trial by jury and consents to service of process outside the territorial jurisdiction of any such court and will not assert the defense of lack of personal jurisdiction or forum non conveniens in response to any such action or seek to change venue from the forum in which any such action is initially commenced.

(c)  This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement between those parties with respect to the subject matter hereof, whether oral or written.

(d)  This Agreement may be executed by the parties hereto on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument. The parties hereby agree that any of them may execute this Agreement by electronic signature and that this method of signature is as conclusive of the party’s intention to be bound by this Agreement as if signed by each party’s manuscript signature. The parties hereby agree that receiving this Agreement executed by any of them by electronic signature shall be equivalent to receiving the original thereof. Each party further agrees to take any and all reasonable additional actions, if any, evidencing its intent to be bound by the terms of this Agreement. The parties hereto waive any potential right or claim relating to the existence or validity of such electronic signature as well as relating to the validity of this Agreement on the ground that it has been executed by way of such electronic signature. The parties agree that this Agreement and any additional information incidental hereto may be maintained as electronic records. For the purposes hereof, "electronic signature" means data in electronic form which is attached to or logically associated with other data in electronic form and which is used by a signatory party to sign this Agreement.

(e)  If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if this Agreement did not contain the particular part, term or provision held to be illegal or invalid.

(f)  Notices, requests, instructions and communications received by the parties at their respective principal places of business, or at such other address as a party may have designated in writing, shall be deemed to have been properly given.

(g)  No affiliated Person, employee, agent, director, officer or manager of Atlantic shall be liable at law or in equity for Atlantic’s obligations under this Agreement.

(h)  Each of the undersigned warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof and each party hereto warrants and represents that this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the party, enforceable against the party in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

(i)  Each Appendix to this Agreement is part of the Agreement. In the event of any conflict between this Agreement and any Appendices, this Agreement shall control.

(j)  Except as otherwise provided in this Agreement, neither this Agreement nor any rights or obligations under this Agreement may be assigned by any party without the written consent of the other party. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns. Subject to prior written notice to the Trust, Atlantic may subcontract for the performance hereof with any affiliate of Atlantic; provided however, that Atlantic shall be as fully responsible to the Trust for the acts and omissions of any assignee or subcontractor as Atlantic is for its own acts and omissions under this Agreement and that no such assignment or subcontract will increase the compensation payable by the Trust to Atlantic under this Agreement for the Services. Notwithstanding the foregoing, Atlantic shall not be liable for the acts or omissions of any Person to which any performance hereunder is subcontracted at the direction of the Trust.

(k)  This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party or parties that drafted this Agreement or caused it to be drafted.

(l)  Words denoting the singular number shall also include the plural and vice versa as the context demands. Words denoting any gender include all genders and words denoting persons shall include companies, partnership, firms and corporations and vice versa as the context demands. Unless otherwise indicated herein, any reference in this Agreement to an article, section, appendix, exhibit or schedule shall mean the applicable article, section, appendix, exhibit or schedule of or to this Agreement. As used in this Agreement, the terms (i) "include", "includes" or "including" means "including, without limitation"; (ii) "herein", "hereof' and other similar terms refers to this Agreement taken as a whole and not to a particular Section; and (iii) "party" or "parties" means the applicable party or parties to this Agreement (unless otherwise provided). The titles, captions and headings of the articles and sections herein, and the use of a particular gender, are for convenience of reference only and are not intended to be a part of or to affect or restrict the meaning or interpretation of this Agreement. The appendices, exhibits and schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

ENTREPRENEURSHARES SERIES TRUST™

By:	/s/ Joel Shulman
Name:	Joel Shulman
Title:	President

ATLANTIC FUND ADMINISTRATION, LLC

By:	/s/ Daniel Whiting
Daniel Whiting
Business Head

SCHEDULE A
to the

Services Agreement

between

EntrepreneurShares Series Trust™
and

Atlantic Fund Administration, LLC d/b/a Apex Fund Services

Dated September 1, 2025

LIST OF FUNDS

ERShares Global Entrepreneurs™

ERShares Private-Public Crossover ETF(1)

(1)	Services rendered by Atlantic shall be limited solely to the filing of Form N-CEN and filings governed by Rule 24f-2, as described in sections 2(a)(ii) and 2(a)(vii) of Part I. of Appendix A hereto, and such Services are conditioned upon Atlantic’s receipt of the necessary underlying data from Adviser or other appropriate third party.

APPENDIX A: SERVICES

Part I. Fund Administration

Atlantic shall provide the following services, subject to the terms and conditions of the Agreement and this Appendix. With respect to the Funds, Atlantic shall:

1.  Board Meetings and Board Reports

(a)	Maintain a calendar of scheduled meetings of the Board;

(b)	In connection with meetings of the Board or any committee thereof:

i.	prepare materials for meetings of the Board or such committee including (A) agendas reflecting the input and priorities of the Board or such committee, as applicable, and (B) resolutions and reports to the Board or such committee, as applicable, covering (1) regulatory and industry developments of general applicability, (2) the Fund’s operations, and (3) reports reasonably requested by the Board or such committee about the Services and data in Atlantic’s possession, and

ii.	in connection with the Board’s obligations under section 15(c) of the 1940 Act, coordinate the delivery of Lipper, Broadridge or similar, industry-recognized analyses of Fund expenses and performance relative to relevant benchmarks and comparable funds;

(c)	Distribute materials for meetings of the Board, including materials that have been approved or supplied by personnel of the Adviser (the “Officers”), the CCO and Third Party Service Providers;

(d)	Coordinate matters related to Advisers’ and other Third Party Service Providers’ contract renewals and assist in, gather materials and information and analyses for such contract renewals;

(e)	Assist with the design and operation of the Fund and provide consultation related to the regulatory aspects of the establishment, maintenance, and liquidation or dissolution of the Fund;

(f)	At the request of the Trust, provide one or more employees reasonably satisfactory to the Board to attend meetings of the Board or any committee thereof and to record minutes with respect to such meetings; and

(g)	Assist the Fund in soliciting proposals for and securing fidelity bond and director and officers/errors and omissions insurance and provide reasonable assistance to the Board in connection therewith.

2.  SEC Filings

(a)	Based on information from the Trust and Third Party Service Providers, prepare for filing the following documents required of the Funds by the SEC (“SEC Filings”) in either written or, if required or permitted, electronic format (e.g., pursuant to EDGAR), including, as applicable: (i) periodic and other requested updates to the Registration Statement on Form N-1A and supplements thereto, (ii) Forms N-CSR, N-PORT and N-CEN and any required financial data schedules, (iii) Form N-PX, (iv) if requested, filings in accordance with the requirements under Section 16 of the Securities Exchange Act of 1934, as amended, e.g., Forms 3, 4, and/or 5, (v) filings governed by Section 14(d)(1) and/or 13(e)(1) of the Securities Exchange Act of 1934, as amended, e.g., Schedule TO, and filings governed by Rule 23c-3 of the 1940 Act, e.g., Form N-23c-3, (vi) fidelity bond filings, (vii) filings governed by Rules 24f-2 and 17f-2 under the 1940 Act; and (viii) if requested, proxy and information statements and related communications to shareholders filed with the SEC, including, but not limited to, Fund advertisements made pursuant to Rule 497 of the Securities Act of 1933, as amended;

(b)	Subject to prior execution by officers of the Trust (the “Executive Officers”) when necessary in connection with such filing, file or cause to be filed with the SEC financial statements and other SEC Filings as required; provided that items 2(a)(i) and (vi) and the non- financial portions of Form N-CSR shall have been reviewed by internal or external counsel to the Trust (“Trust Counsel”) (and such counsel shall not have objected to such filings), if applicable;

(c)	Oversee the printing of SEC Filings that are intended to be distributed to Shareholders;

(d)	Oversee the distribution of those 2(a) items that are to be provided to Shareholders; and

(e)	Assist Trust Counsel in preparing and submitting SEC exemptive order requests and no-action letter requests.

3.	Compliance

(a)	Reasonably assist the Board, Officers, Adviser, the CCO and Trust Counsel with respect to regulatory compliance matters related to the Trust;

(b)	Reasonably assist the Trust and the CCO in developing or modifying compliance procedures for the Funds that are part of the Trust’s 38a-1 Compliance Program;

(c)	Prepare policies, procedures, committee charters and similar documents for review by Trust Counsel and approval by the Trust;

(d)	Upon request, prepare and distribute Director/Officer Questionnaires annually or at such other more frequent intervals as may be necessary;

(e)	Produce standard quarterly compliance reports for delivery to the Trust, the Advisers and the CCO;

(f)	Coordinate examinations of the Funds by the staff of the SEC or other Governmental Authorities, including: (i) compiling data and other information in response to requests for information, (ii) assisting with the preparation of the Trust’s responses to those examinations and the responses to general communications from those authorities and (iii) communicating with the Trust to provide status updates;

(g)	Monitor the Trust’s compliance with certain regulatory and registration statement compliance rules, including but not necessarily limited to, the Trust’s 80% investment policy; the Trust’s fundamental policy for concentrating investments in a particular industry or group of industries; the Trust’s fundamental policy for borrowings and use of leverage; limitations on the Trust’s investments in other investment companies; and the Trust’s compliance with Commodity Futures Trading Commission Regulation 4.5.

(h)	Perform and report on daily post-trade compliance testing; and

(i)	Analyze compliance warnings and breaches and manage resolution thereof.

4.	Organizational Documents; Recordkeeping and Ministerial Matters

Subject to review by Trust Counsel as to items (a), (b) and (g) below (as appropriate) and execution by Executive Officers (when required), Atlantic shall:

(a)	Prepare, file, amend as necessary and maintain the Trust’s Organizational Documents and minutes of the meetings of the Board, any committees thereof, and Shareholders;

(b)	Prepare such filings as are necessary to maintain the Trust’s existence and good standing under applicable state law;

(c)	Administer direct contracts between the Trust and any Third Party Service Provider, and provide centralized oversight and coordination of all services provided to the Funds by Atlantic;

(d)	Maintain EDGAR, CUSIP, ticker, news media and tax identification number listings;

(e)	Upon request, provide the Trust adequate general meeting space for scheduled Board meetings and meetings of its committees; and

(f)	Assist and consult with the Trust’s officers in the negotiation of agreements to which the Trust is a party that are related to the operations of the Trust.

5.	Expense Accounting

(a)	Receive invoices, calculate, review and account for Trust expenses and report on Trust expenses on a periodic basis;

(b)	Subject to review and approval of an Executive Officer or another authorized person, authorize the payment of Trust expenses and pay, from Trust assets, all bills of the Trust;

(c)	Prepare Trust budgets, pro-forma financial statements, expense and profit/loss projections, and fee waiver/expense reimbursement projections on a periodic basis;

(d)	Accrue expenses of the Trust according to this Agreement and submit changes to accruals and expense items to the Officers for review and approval and make necessary and appropriate adjustments over such periods to reflect over-accruals and under- accruals of estimated expenses, or income;

(e)	Monitor, if applicable, the Trust’s expense limitation and provide the Officers and the Adviser to the Trust with a periodic report regarding compliance with expense limitation in effect;

(f)	Calculate and accrue fee waivers and expense reimbursements and invoice and collect expense reimbursements on behalf of the Trust; and

(g)	Prepare financial statement expense information.

6.	Financial Statements; other Financial Matters

(a)	Prepare semi-annual and annual financial statements and oversee the production and distribution of those statements and any related report to the Shareholders prepared by the Trust or the Adviser, as applicable;

(b)	Calculate data with respect to yields, dividend yields, distribution rates, total returns and, consistent with the Change Control Process and industry standards, other information for dissemination to information services covering the investment company industry, for advertising and sales literature of the Trust and other appropriate purposes;

(c)	Report Fund data to investment company industry survey companies; and

(d)	Report applicable data to rating agencies (such as Standard & Poor’s) that from time to time may rate Shares of the Funds.

7.	Tax Services

With respect to the Fund, Atlantic shall:

(a)	Prepare Federal and state income and excise tax workpapers and provisions;

(b)	Prepare and, subject to review by the Fund’s auditors and execution by the Executive Officers or other appropriate officers of the Trust, file all Federal income and excise tax returns and state income and other tax returns, including any extensions or amendments, as agreed;

(c)	With respect to Fund distributions:

(i)	Calculate periodic income distributions and calculate capital gain distributions (in addition to typical calendar year end distributions);

(ii)	Calculate required distributions to maintain the qualification of each Fund as a regulated investment company under the Internal Revenue Code of 1986, as amended (the “Code”); and

(iii)	Oversee and coordinate the payment of distributions to Shareholders;

(d)	Monitor, calculate and report to the Trust compliance with respect to Code Section 851(b) “good income” and “diversification” testing, report the tax status of distributions and prepare year-end Federal tax notice data;

(e)	Prepare data for the Trust’s financial statements, sixty (60) day shareholder tax notice disclosures, tax related footnotes and Statement of Position 95-3 (“ROCSOP”) adjustments;

(f)	Prepare and, with approval of the Trust, distribute to appropriate parties notices announcing the declaration of distributions to Shareholders;

(g)	As may be required, prepare periodic capital gain analyses based on book numbers adjusted for prior year unpaid spillback distribution requirements and capital loss carryforwards;

(h)	Prepare, as may be required, short- and long-term gain reports for the Adviser for Fund year-end capital gain tax planning; and

(i)	Prepare calendar year end attribute reporting (ICI primary and secondary layouts).

8.	Shareholder Voting

(a)	Oversee the activities of proxy solicitation firms;

(b)	Receive and tabulate Shareholder votes by proxy or otherwise, coordinate the tabulation of proxy and Shareholder meeting votes and provide standard reports thereon to the Trust, the Officers and the Adviser; and

(c)	Perform such other additional proxy-related services as may be specified from time to time by the Trust, pursuant to mutually acceptable compensation and implementation agreements.

Part II. Fund Accounting

Pursuant to SECTION 2(b) of the Agreement, Atlantic shall provide the following services,

subject to the terms and conditions of the Agreement and this Appendix:

1.	Services Related to Calculation of Accounting Items, Determination of NAV and Maintenance of a General Ledger

(a)	Calculate the net asset value per Share (“NAV”) on each Fund business day or with such frequency as is required to facilitate trading of the Shares, but no more frequently than once each Trust business day.

(b)	Calculate each item of income, expense, deduction, credit, gain and loss, if any, and process the Fund’s stated expense ratio as required by the Fund and the Adviser and in conformance with U.S. generally accepted accounting principles (“GAAP”), the SEC’s Regulation S-X (or any successor regulation) and the Internal Revenue Code of 1986, as amended (the “Code”);

(c)	Allocate income and expense and calculate the NAV of each Class in accordance with the relevant provisions of the Prospectus of the Fund, applicable regulations and GAAP;

(d)	Calculate the “SEC yield” and money market fund seven and thirty day yields for the Trust and each Class thereof, as applicable and, subject to the Change Control Process, such other measures of performance as may be requested by the Trust or the Adviser;

(e)	Prepare and record once daily, as of the time when the NAV of the Fund is calculated or at such other time as otherwise directed by the Trust, either (i) a valuation of the assets and liabilities of the Fund (unless otherwise specified in or in accordance with the Fund’s portfolio securities valuation procedures, based upon the use of third party securities pricing services normally used and contracted for this purpose by Atlantic in the case of securities for which information and market price or yield quotations are readily available, and based upon evaluations conducted in accordance with the Fund’s instructions in the case of all other assets and liabilities) or (ii) a periodic calculation confirming that the market value of the Fund’s net assets does not deviate from the amortized cost value of those assets by more than a specified percentage; and

(f)	Maintain the Fund’s general ledger and record all income, gross expenses, capital share activity and cash and security transactions of the Fund.

2.	Services Related to Reporting of Data and Provision of Other Information

(a)	Provide the Fund and such other persons as the Trust may direct with standard fund reporting available through Atlantic’s Internet reporting application or other delivery arrangements used from time to time by Atlantic;

(b)	Provide appropriate records to assist the Fund’s independent accountants and such other persons as the Trust may direct;

(c)	Provide information typically supplied in the investment company industry to the Fund’s transfer agent;

(d)	Transmit the NAVs and dividend factors of the Fund to such persons as directed by the Trust or the Adviser;

(e)	Provide the Trust and such other persons as the Trust may direct with the data requested by the Trust that is required to update the Registration Statement;

(f)	Provide the Trust, the Adviser, the independent accountants for the Fund, and such other persons as the Trust may direct data maintained by Atlantic requested with respect to the preparation of the Fund’s income, excise and other tax returns;

(g)	Provide the Trust, the Adviser, the independent accountants for the Fund, and such other persons as the Trust may direct, and explain as required, unadjusted Fund data directly from the portfolio accounting system for any Fund business day and other data reasonably requested for the preparation of the Fund’s semi- annual and annual financial statements;

(h)	Transmit to and receive from the Fund’s transfer agent appropriate data to reconcile daily Shares outstanding and other data;

(i)	Transmit to and receive from the Fund’s custodian appropriate data to reconcile daily cash; and

(j)	Provide such other industry standard reports regarding the Trust maintained by Atlantic as reasonably requested by the CCO.

3.	Services Related to Distributions and Reconciliation of Data

(a)	Process all distributions as directed by the Fund or its agents;

(b)	Reconcile cash and portfolio positions daily with the Trust’s custodian;

(c)	Verify receipt of and review for reasonableness investment trade instructions when received from the Adviser;

(d)	Maintain individual ledgers and historical tax lots for each security; and

(e)	Distribute net asset values, NAVs and yields to the Adviser; and, as agreed, other reporting agencies.

4.	Services Related to Recordkeeping and Reporting

(a)	Prepare and maintain on behalf of the Fund the following books and records of the Fund, and each Class thereof, pursuant to Rule 31a-1 under the 1940 Act (the “Rule”):

i.	Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule;

ii.	General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, as required by subsection (b)(2) of the Rule (but not including the ledgers required by subsection (b)(2)(iv) of the Rule);

iii.	Separate ledger accounts required by subsection (b)(2)(ii) and (iii) of the Rule;

(b)	To the extent received, a record of each brokerage order given by or on behalf of any Fund for, or in connection with, the purchase or sale of securities, and all other portfolio purchases or sales, as required by subsections (b)(5) and (b)(6) of the Rule;

(c)	A record of all options, futures, swaps or other derivatives, if any, in which the Funds have any direct or indirect interest or which the Fund has granted or guaranteed and a record of any contractual commitments to purchase, sell, receive or deliver any property, as required by subsection (b)(7) of the Rule;

(d)	A monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b)(8) of the Rule; and

(e)	All other records required by the Rule or any successor rule or pursuant to interpretations thereof to be kept by open-end management investment companies, but limited to those provisions of the Rule applicable to portfolio transactions and as agreed upon between the parties hereto.

APPENDIX B: FEES

[REDACTED]